Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the inclusion of our report dated March 1, 2017 with respect to the financial statement of the FS Energy Total Return Fund as of October 31, 2016 in Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File Nos. 333-214232 and 811-23205) of FS Energy Total Return Fund for the registration of 160,000,000 of its common shares of beneficial interest.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 1, 2017